UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 17, 2012

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 Hembree Road

Roswell, Georgia 30076

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On August 17, 2012, CSCC Property Holdings, LLC (“CSCC Holdings”), a wholly owned subsidiary of AdCare Health Systems, Inc. (the “Company”), acquired (the “Tulsa Acquisition”) from F&F Ventures, LLC, Tulsa Christian Care, Inc., doing business as Companions Specialized Care Center, George Perry Farmer, Jr. and Jessica L. Farmer (collectively, the “Tulsa Sellers”), pursuant to that certain Purchase and Sale Agreement between the Tulsa Sellers and AdCare Property Holdings, LLC, a wholly owned subsidiary of the Company (“AdCare Holdings”), dated as of March 14, 2012 and as amended, certain land, buildings, improvements, furniture, fixtures, operating agreements and equipment comprising the Companions Specialized Care Center, a 121-bed skilled nursing facility located in Tulsa, Oklahoma (the “Tulsa Facility”), for an aggregate purchase price of $5,750,000.  The purchase price consisted of a $5,000,000 cash payment and the issuance of 186,986 shares of the Company’s common stock (the “Stock Consideration”).  The purchase price was financed in part with the proceeds from the financing with Contemporary Healthcare Fund I, L.P. (“Contemporary Healthcare”) and Contemporary Healthcare Senior Lien Fund I, L.P. (“Contemporary Healthcare Senior” and, together with Contemporary Healthcare, the “Lenders”) discussed in Item 2.03 of this Current Report on Form 8-K.

The Tulsa Acquisition does not constitute a business acquisition at the significance level which would require the filing of financial statements as contemplated by Rule 8-04 of Regulation S-X.

Item 2.03                                           Creation of a Direct Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Tulsa Acquisition, CSCC Holdings and CSCC Nursing, LLC (collectively, the “Borrowers”) entered into: (i) a Loan Agreement with Contemporary Healthcare, dated August 17, 2012, pursuant to which the Borrowers jointly and severally issued a promissory note on such date in favor of Contemporary Healthcare Senior for a principal amount of $5,000,000 (the “$5,000,000 Tulsa Loan”); and (ii) a Loan Agreement with Contemporary Healthcare Senior, dated August 17, 2012, pursuant to which the Borrowers jointly and severally issued a promissory note on such date in favor of Contemporary Healthcare for a principal amount of $600,000 (the “$600,000 Tulsa Loan”, and together with the $5,000,000 Tulsa Loan, the “Tulsa Loans”).  The proceeds of the Tulsa Loans were used to fund the purchase price of the Tulsa Acquisition.

The Tulsa Loans mature on August 20, 2015.  Interest on the $5,000,000 Tulsa Loan accrues on the principal balance thereof at an annual rate of 8.5% and payments for the interest are payable monthly, commencing on September 20, 2012.  Interest on the $600,000 Tulsa Loan accrues on the principal balance thereof at an annual rate of 9.0% and payments for the interest and a portion of the principal in excess of the borrowing base are payable monthly, commencing on September 20, 2012.  The Borrowers may prepay the $5,000,000 Tulsa Loan in whole or in part at any time; however, if the $5,000,000 Tulsa Loan is repaid: (i) during the first year of the term of the $5,000,000 Tulsa Loan, then the Borrowers must pay a premium equal to 5% of the principal balance outstanding; and (ii) during the second year of the term of the $5,000,000 Tulsa Loan, then the Borrowers must pay a premium equal to 1% of the principal balance outstanding. The Tulsa Loans are secured by a first mortgage on the real property and improvements constituting the Tulsa Facility, a first priority security interest on all furnishings, fixtures and equipment associated with the Tulsa Facility and an assignment of all rents paid under any existing or future leases and rental agreements with respect to the Tulsa Facility. The Company has unconditionally guaranteed all amounts owing under the Tulsa Loans.

The Tulsa Loans contain customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants and certain events of bankruptcy and insolvency. Upon the occurrence of an event of default, the Lenders may cause the maturity of the Tulsa Loans to be accelerated.

In connection with entering into the Tulsa Loans, the Company and the Borrowers, as applicable, also entered into deeds to secure debt, subordination of lease liens, subordination of management agreements, security agreements, indemnities related to hazardous materials and assignments of rents and leases, each containing customary terms and conditions.

Item 3.02                                             Unregistered Sale of Equity Securities.

In connection with the Tulsa Acquisition, the Stock Consideration was issued to an affiliate of the Sellers in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, based upon the following: (i) the issuance of the Stock Consideration was part of a privately negotiated transaction only with the Sellers and did not involve a general solicitation; (ii) the recipient of the Stock Consideration represented that it was acquiring the Stock Consideration for its own account and for investment purposes only and not with a view towards or the resale of, the Stock Consideration; and (iii) the certificates issued representing the Stock Consideration contain restrictive legends stating the restrictions applicable to such shares.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2012	ADCARE HEALTH SYSTEMS, INC.

/s/ Martin D. Brew
Martin D. Brew
Chief Financial Officer